Exhibit 99.33

Execution copy

BY-LAWS

TITLE I

NAME – REGISTERED OFFICE – PURPOSE – DURATION

Article 1

(Name)

1.1 The name of the company shall be “Telco Società per Azioni” or, for the sake of brevity, “Telco S.p.A.” (hereinafter the “Company”).

Article 2

(Registered office)

2.1 The Company shall have its registered office in Milan.

2.2 Secondary offices, subsidiaries, branches, administrative and technical offices, representative offices, agencies and dependencies of all types, can be established, transferred, and abolished—in Italy and abroad—by resolution of the Board of Directors. Moreover, the transfer of the registered office of the Company within the territory of Italy can be decided by way of resolution of the Board of Directors.

2.3 The domicile of the shareholders, the directors, the statutory auditors and external auditors – for their relations with the Company – is that shown in the Company books.

Article 3

(Purpose)

3.1 The Company has for its purpose:

(a) The direct and indirect investment in, holding of, and disinvestment in shares, in Telecom Italia S.p.A. or in other companies operating in the telecommunications sector, solely for investment purposes and not vis-à-vis the public;

(b) the provision of services for the implementation and the management, without territorial limits, of licensed telecommunication services for public use and use in the free market, as well as corporate or administrative organizational services in the publishing, advertising, data processing, telecommunications and multimedia sectors for the benefit of it subsidiaries, excluding any activities reserved to directors and those persons enrolled in professional registers;

(c) any other transaction or activity instrumental – and not prevalent – to the foregoing activities, expressly excluding in any case the performance of any other financial activity vis-à-vis the public and the performance of qualified professional activities, the offering of securities to the public and the granting of consumer credit, including with regard to own shareholders, and in any event with the absolute exclusion of restricted activities pursuant to Laws 12/1979, 1966/1939, 1815/1939, and Legislative Decrees 385/1993 (article 106) and 58/1998.

Article 4

(Duration)

4.1 The term of the Company is fixed for a period ending on thirty-one (31) December two thousand and fifty (2050).

TITLE II

CAPITAL – SHARES – WITHDRAWAL – BONDS – FINANCING

Article 5

(Capital and Shares)

5.1 The share capital is equal to Euro 879,206,489.00 and is divided into 4,230,165,844 shares (hereinafter, the “Shares”), without any expressed nominal value, of which (i) 1,438,256,387 Shares belong to Class A (hereinafter “Class A Shares”), (ii) 1,234,128,374 Shares belong to Class B (hereinafter “Class B Shares”), and (iii) 1,557,781,083 Shares belong to Class C (hereinafter “Class C Shares”). Class A Shares and Class B Shares confer upon their holders equal economic and administrative rights, except as indicated in this article 5, and in articles 7, 8, 15, and 22 of the by-laws; Class C Shares confer upon their holders equal economic and administrative rights as Class A Shares and Class B Shares, except as indicated in this article 5 and in articles 7, 8, 15 and 22 of the by-laws.

5.1.1. As long as the limitations and restrictions of a regulatory nature applicable in Brazil continue to remain in force and applicable, the Class B Shares do not have the right to vote in relation to any matter to be resolved on by the shareholders’ meeting, connected to the activities carried out or to be carried out on the Brazilian telecom market by companies that are directly or indirectly controlled by Telecom Italia S.p.A.; and therefore the holders of Class B Shares do not have the right to participate in a shareholders’ meeting when any such matter is being discussed and voted.

For the purposes of these by-laws, “Telecom Operator” shall mean any company or person operating in the telecom sector and any company or person holding (a) a controlling stake in any non-listed company operating in the telecom sector or (b) a stake in a listed company operating in the telecom sector which exceeds 10% of the share capital or which, even though it is below 10% of the share capital, enables the holder to appoint one or more members of the board of directors of the listed companies.

For the purposes of these by-laws, “A Promoting Members” means the members who were assigned Class A Shares in the context of the transformation of the company into a joint-stock company approved by the shareholders’ meeting of 25 October 2007.

5.1.2. As long as the limitations and restrictions taken against the Argentine authorities are effective, holders of B Shares will not be entitled to vote with respect to any matter to be resolved on by the shareholders’ meeting, relating to the activities of companies directly or indirectly controlled by Telecom Italia S.p.A. and operating in the Argentine market, including Sofora Telecomunicaciones SA, Nortel Inversora SA., Telecom Argentina SA and Telecom Personal SA, and consequently the holders of B Shares will not be entitled to participate in meetings where such decisions are to be discussed and/or voted.

For the purposes of provisions of Article. 5.1.2 and Art. 16.4 “Activities in the Argentine market” means those activities that are carried out in Argentina in the sectors of telecommunications, Internet, data, radio, media and services substitute for those mentioned above in accordance with the Argentine antitrust regulations, at the same time (a) by holders of B Shares and/or companies directly or indirectly controlled by holders of B Shares and (b) by Telecom Italia S.p.A., Telecom Italia International N.V., Telecom Italia Sparkle S.p.A., Telecom Italia Sparkle Luxembourg S.A., Lan Med Nautilus Ltd., Latin American Nautilus Argentina S.A., Sofora Telecomunicaciones S.A., Nortel Inversora S.A., Telecom Argentina SA S.A. and Telecom Personal.

5.1.3. Class C Shares are non-voting shares and have the right to be converted into Class B Shares upon simple request of the holder(s) of Class C Shares, in one or more slots, it being understood that the conversion right will be one Class B Share for each Class C Share to be converted and that the share capital of the Company will not be increased.

The right to convert Class C Shares will be exercisable starting from 1 January 2014, at the terms and conditions below.

The holder of Class C Shares who intends to convert its Class C Shares shall disclose its intention to convert by means of a registered letter with return receipt addressed to the Board of Directors, indicating the number of Class C Shares it intends to convert.

Within 15 days from the request of the holder(s) of Class C Shares, the board of directors of the Company, by means of a resolution to be passed at the presence of a Notary, shall execute be delegated to acknowledge the issuance of the new Class B Shares resulting from the conversion and the cancellation of the Class C Shares to be converted and will perform all the fulfilments related to any such resolution, including any amendments to the Company’s by-laws as to the number of shares, also for the purposes of the filing with the Companies’ Register.

5.2 The share capital may also be increased by contribution of credits and contribution in kind, pursuant to article 2440 of the Italian Civil Code.

5.3 In the event of an increase of capital, with or without consideration, without excluding option rights and which contemplates issue of Class A Shares, Class B Shares and Class C Shares in proportion to the ratio of outstanding Class A Shares to Class B Shares and Class C Shares, the shareholders who hold Class A Shares shall have the right to receive and subscribe Class A Shares, the shareholders who hold Class B Shares shall have the right to receive and subscribe for Class B Shares and the shareholders who hold Class C Shares shall have the right to receive and subscribe for Class C Shares. In the event that any holders of Class A Shares have not fully exercised their option right, the other holders of Class A Shares shall have a pre-emption right on the unopted-for Class A Shares. In the same manner, in the event that any shareholders of Class B Shares have not fully exercised their option right, the other shareholders holding Class B Shares shall have a pre-emption right on the unopted-for Class B Shares. In the same manner, in the event that any shareholders of Class C Shares have not fully exercised their option right, the other shareholders holding Class C Shares shall have a pre-emption right on the unopted-for Class C Shares.

If, following exercise by the holders of Class A Shares of the option and pre-emption right, Class A Shares remain unsubscribed, these may be subscribed, in accordance with the procedure for exercise of the option and pre-emption by the holders of Class B Shares in proportion to their own holding of the total number of Class B Shares issued by the Company, with simultaneous automatic conversion of the Class A Shares based on the conversion rate of one newly-issued B Share (having the same features as the Class B Shares outstanding) for every A Share that is being subscribed. If, following exercise by the holders of Class B Shares of the option and pre-emption right, any Class B Shares remain unsubscribed, these may be subscribed, in accordance with the procedure to exercise the option and pre-emption by the holders of Class A Shares in proportion to their own holding of the total number of Class A Shares issued by the Company, with simultaneous automatic conversion of the Class B Shares based on the conversion rate of one newly-issued A Share (having the same features as the Class A Shares outstanding) for every B Share that is being subscribed. If, following exercise by the holders of Class C Shares of the option and pre-emption right, any Class C Shares remain unsubscribed, these may be subscribed, in accordance with the procedure to exercise the option and pre-emption by the holders of Class B Shares (and, if not subscribed by the holders of Class B Shares, by the holders of Class A Shares) in proportion to their own holding of the total number of Class B Shares or Class A Shares (as the case may be).

5.4 In application of the previous Article 5.3, increases to capital that are not fully subscribed by holders of Class A Shares, holders of Class B Shares and holders of Class C Shares following exercise of their respective option and pre-emption rights, shall be deemed, in accordance with the resolution to increase capital, subscribed in the amount effectively subscribed.

5.5 The Shares are represented by share certificates.

5.6 The Shares are registered; their conversion into bearer shares is not allowed.

Article 6

(Withdrawal)

Shareholders who have not participated in the following decisions shall not have a right of withdrawal:

•	the extension of the term of the Company’s duration, and

•	the introduction or removal of restrictions on the circulation of shares.

Article 7

(Transfer of Shares)

7.1 Within the limits provided by this Article 7 and by Article 8, the Shares are transferable to shareholders and to third parties, whether by inter vivos or testamentary deed.

The provisions of this Article 7 and of Article 8 apply not only to the transfer of Shares, but also to the transfer of any right whatsoever relating to them, including, by way of example, (i) all shares or potential financial instruments of the Company (including those provided for in article 2346 of the Italian Civil Code) having voting rights or convertible into shares having voting rights, (ii) all bonds or other securities or other financial instruments convertible into, exchangeable with, or conferring to the relevant owner the right to subscription to or acquisition of shares, securities or financial instruments with voting rights of the Company, as well as shares originating from the conversion or the exercise of the above mentioned rights, (iii) any other right, security, and/or financial instrument (including option rights and/or warrants and/or equity swaps) that gives a right to the acquisition of and/or subscription to shares and/or financial instruments and/or bonds convertible into/exchangeable with, shares or financial instruments having voting rights or convertible into shares having voting rights in the Company, and/or the shares and/or financial instruments acquired on the basis of their exercise. In addition, the provisions of this Article 7 and Article 8 regard not only the transfer of full ownership of the Shares and the rights relating thereto, but also the transfer of the bare ownership and whatsoever real rights of enjoyment, exclusive of the real rights of guarantee.

For the purposes of this Article 7 and Article 8, act of transfer means any transfer by deed inter vivos, in whatever manner (such as, as a mere example, sale, swap, contango, fiduciary transfer, and the modification of the entitlement to the relationship underlying a possible fiduciary relationship, the conferring or borrowing of titles, or rather title deeds, gratis or out of generosity, amalgamation, splitting) which results in, directly or indirectly, in whole or part, including in a transitory manner, the ownership or availability of the Shares and any rights, interests, including of a non-property nature, deriving from or connected to ownership of the Shares.

For the purposes of this Article 7, “Italian Qualified Investors” shall mean any company or person, other than a Telecom Operator, which is a reputable qualified Italian institutional or private investor previously accepted in writing by the holders of Class B shares, provided that simultaneously with the acquisition of any Shares in the Company shall adhere to any agreement executed by the other shareholders of the Company in relation to the Shares of the Company to be transferred. The provisions of this Article 7 and Article 8 do not apply to transfers in favour of wholly-owned parent or subsidiary companies in accordance with section 2359 (1)(1) of the Italian Civil Code, or partial non–proportional de-mergers of the Company, mergers by absorption of wholly-owned companies, and mergers between wholly-owned parent or subsidiary companies in accordance with section 2359(1)(1) of the Italian Civil Code by the same shareholder, provided that the transfer is subject to the condition subsequent of a change in control of the above-mentioned companies. If the condition subsequent occurs, the Shares shall be deemed not transferred and shall be returned to the Shareholder Transferring Class A Shares or the original Shareholder Transferring Class B Shares (as defined below) as applicable.

To the extent the exercise of the redemption rights of each shareholder in accordance with Article 28 of the By-Laws and the other rights provided for in these By-Laws are not prejudiced by the above, the provisions of this Article 7 and Article 8 shall also not apply to transfers made pursuant to derivative or securities lending transactions pursuant to which the original Shareholder Transferring Class A Shares (whether a bank, financial or insurance company), as applicable, (i) repurchases the full ownership of the Shares upon the expiry of the above-mentioned transactions and, in any case (ii) maintains medio tempore the administrative and economic rights pertaining to the Shares underlying the derivative transaction or subject to securities lending. Otherwise, the provisions of this Article 7 and Article 8 shall be immediately applicable.

The provisions of this Article 7 shall not apply also to transfers of Shares A as a result of the exercise of the call option provided for by article 5 of the agreement entered into by and among Telefónica S.A., Assicurazioni Generali S.p.A. (on its own behalf and in the name and on behalf of Alleanza Toro S.p.A., Generali Italia S.p.A., Generali Lebenversicherung A.G. and Generali Vie S.A.), Intesa Sanpaolo S.p.A. and Mediobanca S.p.A. on 24 September 2013.

7.2 The shareholder who intends to transfer Class A shares (hereinafter the “Shareholder Transferring Class A shares”) to an acquiring third party, including a shareholder of the Company (hereinafter, a “Person Bidding for Class A shares”) must offer them in advance on equal terms to the other shareholders who hold Class A Shares, and subsequently, upon occurrence of the prerequisites at point (ii) below, to the holders of Class B Shares. The holders of Class A Shares may acquire the Class A Shares offered exercising their pre-emption rights in proportion to the number of Class A Shares possessed by each of them compared with the total number of Class A Shares issued by the Company; the holders of Class B Shares may purchase the Shares offered to them exercising their pre-emption rights in accordance with the provisions at point (ii) below and in proportion to the number of Class B Shares possessed by each of them compared with the total number of Class B Shares issued by the Company; the above must take place in accordance with the following procedure (hereinafter the “Right of Pre-emption”):

(i) the Shareholder Transferring Class A Shares must transmit a communication, by registered letter with return receipt to the Chairman of the Board of Directors and to the other shareholders holding Class A Shares, specifying the number of Class A Shares, the price, and the other economic and contractual conditions of the transfer and the personal particulars of the Person Bidding for Class A Shares (the “Pre-emption Notice”). Within 30 days of the date of receipt of the Pre-emption Notice (the “Exercise Period”), the shareholders holding Class A Shares who intend to avail themselves of the Right of Pre-emption must give the appropriate written communication to the Chairman of the Board of Directors and to the Shareholder Transferring Class A Shares (the “Notice of Acceptance”). The holders of Class A Shares who exercise the Right of Pre-emption, provided that they make a contextual request in the Notice of Acceptance, shall have a pre-emption right (hereinafter, the “Right of Increase”) for the Class A Shares remaining on sale at the time all of the Notices of Acceptance have been received (“Remaining Class A Shares”). The Notice of Acceptance shall specify the number of Remaining Class A Shares in relation to which the holder of Class A Shares intends to exercise the Right of Increase. The Remaining Class A Shares shall be divided among the shareholders who have exercised the Right of Increase in proportion to the number of Class A Shares held by each of them. It is understood that following exercise of the above-mentioned rights each holders of Class A Shares may not acquire a number of Class A Shares to exceed the total specified in the Notice of Acceptance;

(ii) if after the carrying out of the procedure in the preceding point (i) there are still Remaining Class A Shares, each holder of Class A shares other than the Shareholder Transferring Class A Shares shall be entitled to procure, within 30 days following expiry of the Exercise Period (the “Further Period”), the purchase of the Remaining Class A Shares by one or more Qualified Italian Investors, it being understood in any case that such right shall not be exercisable in the event (aa) the Offeror of Class A Shares is a Telecom Operator and (bb) as a result of the transfer of the Class A Shares, the total percentage of share capital of the Company held by the A Promoting Members falls below 35% of the share capital, it being understood that the loss of the above-mentioned right shall be limited to the portion of Shares transferred which determined the holding to fall below 35% of the share capital.

If, upon expiry of the Further Period, there are still Remaining Class A Shares or if the Qualified Italian Investor is not entitled to purchase Class A Shares in accordance with the above, these Remaining Class A Shares shall be offered without delay to the holders of Class B Shares by notice in accordance with the procedure at paragraph (i) above of this Article 7.2. The Remaining Class A Shares purchased by the holders of Class B Shares shall be divided among the holders of Class B Shares who exercised the pre-emption right, in proportion to the number of Class B Share held by each of them and provided that the Right of Increase provided at paragraph 7.2(i) above is applied mutatis mutandis, subject to the automatic conversion of the aforesaid Class A Shares subject to pre-emption at the rate of one newly-issued Class B Share (having the same characteristics as the Class B Shares in circulation) for each Class A Share subject to pre-emption.

The exercise of the Right of Pre-emption by the holders of Class B Shares, if exercised in accordance with this Article 7.2(ii), must be carried out within 15 days of the receipt of the notice of a pre-emption right offer, by means of an appropriate written notice to the Chairman of the Board of Directors and the Shareholder Transferring Class A Shares, specifying the number of Shares requested in pre-emption. The conversion of Class A Shares to Class B Shares takes effect, as long as the events at paragraph 7.2(iv) below have not occurred, by resolution of the Board of Directors (which for this purpose must be convened within 5 days of the expiry of the exercise period of the Right of Pre-emption specified in the present Article 7.2(ii)), which shall fulfil all of the necessary formalities for the issue of Class B Shares and up-date the By-Laws as required, to the extent of its powers.

(iii) If Class A Shares remain offered but not purchased by shareholders of the Company or by Qualified Italian Investors in accordance with the above (the “Unsold Class A Shares”) and the Person Bidding for Class A Shares agrees to purchase the Unsold Class A Shares in accordance with this paragraph 7.2(iii), the Unsold Class A Shares may be transferred by the Shareholder Transferring Class A Shares to the Person Bidding for Class A Shares, within but not later than 15 days. If the transfer in favour of the Person Bidding for Class A Shares has not occurred within the aforesaid term, any later transfer of Class A Shares and of the rights related thereto shall be subjected anew to the procedure specified in the present Article 7.2. Any transfer carried out in violation of the provisions of this Article 7.2 shall be invalid and unenforceable against the Company.

(iv) If Unsold Class A Shares remain and the Person Bidding for Class A Shares does not agree to only purchase, in accordance with paragraph 7.2(iii) above, the Unsold Class A Shares, the Shareholder Transferring Class A Shares shall be entitled to sell all of the Class A Shares offered in the Notice of Pre-emption to the Person Bidding for Class A Shares.

7.3 The shareholder who intends to transfer Class B Shares (hereinafter, the “Shareholder Transferring Class B Shares”) to a potential third-party purchaser, which may be a shareholder of the Company (“Person Bidding for Class B Shares”) must offer these shares in advance to all the other shareholders holding Class A and Class B Shares with regard to the following procedure:

(i) the Shareholder Transferring Class B Shares must transmit a communication, by registered letter with return receipt to the Chairman of the Board of Directors and other shareholders, specifying the number of Class B Shares, the price, and the other financial and contractual conditions of the transfer and the details of the Person Bidding for Class B Shares (the “Notice of pre-emption of Class B Shares”). Within 30 days of the date of receipt of the notice, the shareholders who intend to exercise the Right of Pre-emption must give the appropriate written communication to the Chairman of the Board of Directors and the Shareholder Transferring Class B Shares specifying the number of Shares requested to be purchased;

(ii) (a) if the offer is accepted in its entirety by the shareholders, the Class B Shares being offered shall be divided among the aforesaid shareholders, in proportion to the number of shares held by each of them compared to the total number of shares (of Class A and Class B) issued by the Company; (b) if the offer is accepted only in part by the shareholders, the Class B Shares offered and purchased shall be divided among these shareholders in proportion to the number of shares held by each compared to the total number of shares (Class A and Class B) issued by the Company. The Class B Shares that are purchased by the A shareholders pursuant to Article 7.3 shall be transferred to the same in accordance with this Article 7.3 and in any case following automatic conversion of the Class B Shares subject to pre-emption by the holders of Class A shares at the conversion rate of one newly-issued A Share (having the same features as the Class A Shares outstanding) for each B Share subject to pre-emption. The conversion of Class B Shares into Class A Shares shall take place in accordance with the procedure set out at Article 7.2(ii) second and third paragraphs above.

(iii) If Class B Shares remain offered but not purchased by shareholders of the Company in accordance with the above (the “Unsold Class B Shares”) and the Person Bidding for Class B Shares agrees to purchase the Unsold Class B Shares, the Unsold Class B Shares may be transferred by the Shareholder Transferring Class B Shares to the Person Bidding for Class B Shares, within but not later than 15 days. If the transfer in favour of the Person Bidding for Class B Shares has not occurred within the aforesaid term, any later transfer of Class B Shares and of the rights related thereto shall be subjected anew to the procedure specified in this Article 7.3. Any transfer carried out in violation of the provisions of this Article 7.3 shall be invalid and not enforceable against the Company.

(iv) If Unsold Class B Shares remain and the Person Bidding for Class B Shares does not agree to only purchase in accordance with paragraph 7.3(iii) above the Unsold Class B Shares, the Shareholder Transferring Class B Shares shall be entitled to sell all of the Class B Shares offered in the Notice of Pre-emption to the Person Bidding for Class B Shares.

7.4 The shareholder who intends to transfer Class C Shares (hereinafter the “Shareholder Transferring Class C Shares”) to an acquiring third party, including a shareholder of the Company (hereinafter, a “Person Bidding for Class C Shares”) must offer them in advance on equal terms to the other shareholders who hold Class C Shares, and subsequently, upon occurrence of the prerequisites respectively at points (ii) and (iii) below, to the holders of Class B Shares and Class A Shares. The holders of Class C Shares may acquire the Class C Shares offered exercising their Right of Pre-emption in proportion to the number of Class C Shares possessed by each of them compared with the total number of Class C Shares issued by the Company; the holders of Class B Shares may purchase the Class C Shares offered to them exercising their Right of Pre-emption in accordance with the provisions at point (ii) below and in proportion to the number of Class B Shares possessed by each of them compared with the total number of Class B Shares issued by the Company; the holders of Class A Shares may purchase the Class C Shares offered to them exercising their Right of Pre-emption in accordance with the provisions at point (iii) below and in proportion to the number of Class A Shares possessed by each of them compared with the total number of Class A Shares issued by the Company; the above must take place in accordance with the following procedure:

(i) the Shareholder Transferring Class C Shares must transmit a pre-emption notice to the Chairman of the Board of Directors and to the other shareholders holding Class C Shares, specifying the number of Class C Shares, the price, and the other economic and contractual conditions of the transfer and the personal particulars of the Person Bidding for Class C Shares (the “Notice of pre-emption of Class C Shares”). Within 30 days of the date of receipt of the Notice of pre-emption of Class C Shares, the shareholders holding Class C Shares who intend to avail themselves of the Right of Pre-emption must give the appropriate written communication to the Chairman of the Board of Directors and to the Shareholder Transferring Class C Shares (the “Notice of Acceptance of Class C Shares”). The holders of Class C Shares who exercise the Right of Pre-emption, provided that they make a contextual request in the Notice of Acceptance of Class C Shares, shall have a pre-emption right (hereinafter, the “Right of Increase of Class C Shares”) for the Class C Shares remaining on sale at the time all of the Notices of Acceptance of Class C Shares have been received (the “Remaining Class C Shares”). The Notice of Acceptance of Class C Shares shall specify the number of Remaining Class C Shares in relation to which the holder of Class C Shares intends to exercise the Right of Increase of Class C Shares. The Remaining Class C Shares shall be divided among the shareholders who have exercised the Right of Increase of Class C Shares in proportion to the number of Class C Shares held by each of them. It is understood that following exercise of the above-mentioned rights each holders of Class C Shares may not acquire a number of Class C Shares to exceed the total specified in the Notice of Acceptance of Class C Shares;

(ii) if after carrying out of the procedure in the preceding point (i) there are still Remaining Class C Shares, the Remaining Class C Shares shall be offered without delay to the holders of Class B Shares by notice in accordance with the procedure at paragraph (i) above of this Article 7.4. The Remaining Class C Shares purchased by the holders of Class B Shares shall be divided among the holders of Class B Shares who exercised the Right of Pre-emption, in proportion to the number of Class B Share held by each of them and provided that the Right of Increase of Class C Shares provided at paragraph 7.4(i) above is applied mutatis mutandis.

(iii) if after carrying out of the procedure in the preceding point (ii) there are still Remaining Class C Shares, the Remaining Class C Shares shall be offered without delay to the holders of Class A Shares by notice in accordance with the procedure at paragraph (i) above of this Article 7.4. The Remaining Class C Shares purchased by the holders of Class A Shares shall be divided among the holders of Class A Shares who exercised the Right of Pre-emption, in proportion to the number of Class A Share held by each of them and provided that the Right of Increase of Class C Shares provided at paragraph 7.4(i) above is applied mutatis mutandis.

The exercise of the Right of Pre-emption by the holders of Class B Shares and Class A Shares, if exercised in accordance with respectively Articles 7.4 (ii) and 7.4 (iii), must be carried out within 15 days of the receipt of the notice of a pre-emption right offer, by means of an appropriate written notice to the Chairman of the Board of Directors and the Shareholder Transferring Class C Shares, specifying the number of Class C Shares requested in pre-emption.

(iv) If Class C Shares remain offered but not purchased by shareholders of the Company in accordance with the above (the “Unsold Class C Shares”) and the Person Bidding for Class C Shares agrees to purchase the Unsold Class C Shares in accordance with this paragraph 7.4(iv), the Unsold Class C Shares may be transferred by the Shareholder Transferring Class C Shares to the Person Bidding for Class C Shares, within but not later than 15 days. If the transfer in favour of the Person Bidding for Class C Shares has not occurred within the aforesaid term, any later transfer of Class C Shares and of the rights related thereto shall be subjected a new to the procedure specified in the present Article 7.4. Any transfer carried out in violation of the provisions of this Article 7.4 shall be invalid and unenforceable against the Company.

(iv) If Unsold Class C Shares remain and the Person Bidding for Class C Shares does not agree to only purchase, in accordance with paragraph 7.4(iv) above, the Unsold Class C Shares, the Shareholder Transferring Class C Shares shall be entitled to sell all of the Class C Shares offered in the Notice of Pre-emption of Class C Shares to the Person Bidding for Class C Shares.

7.5 In the event that the transfer of shares does not provide for consideration, or if it does not provide that such consideration consist entirely of cash (for example, in the event of donation, swap, or transfer by way of contribution, merger, de-merger) the price at which the shareholders of the Company shall be able to acquire the shares offered pursuant to their pre-emption rights shall be determined by mutual agreement of the shareholder who intends to transfer and the shareholder (or shareholders) who have exercised the pre-emption (the “Interested Shareholders”). If the Interested Shareholders have not reached an agreement within 30 working days, starting on the date the shareholder who intends to transfer has received the communication of the shareholders who intend to exercise the Right of Pre-emption, the price for each share shall be determined based on the adjusted shareholders’ equity considering the price of the shares held in Telecom Italia S.p.A. (“TI”) based on the respective arithmetic average of the official stock exchange prices within 30 days preceding the date of the offer in pre-emption and, in case of dispute, the calculation, to be carried out on the basis of the criteria indicated above, shall be remitted to an expert appointed by the President of the Court of Milan, upon application by the most diligent shareholder.

7.6 All transfers pursuant to this Article 7 are subject to the applicable antitrust provisions and/or law, and shall in any case take place within 10 days from the date the relevant Antitrust and/or legal authorisations are obtained, if required, and in any event, within 6 months from the execution of a binding agreement regarding the transfer of Shares.

7.7 Transfers made in violation of the provisions of this Article 7 and the following Article 8 shall be invalid and unenforceable against the Company.

Article 8

(Right of Co-Sale (Tag-Along))

8.1 Without prejudice to the provisions in the foregoing Article 7, in the event that one or more shareholders (hereinafter called jointly the “Relevant Shareholder”) (i) intend(s) to transfer, in one or more stages, a number of shares that represent at least 30% of the Company’s share capital (the “Relevant Stake”) to a potential third-party purchaser or at one or more potential purchasers belonging to the same group, connected by a relationship of control or affiliates within the meaning of article 2359 of the Italian Civil Code, or who in any case act in concert between them pursuant to article 109 of the Consolidated Finance Law, for the purchase of the Relevant Stake, and (ii) upon expiry of the exercise period none of the other shareholders have exercised the Right of Pre-emption, or, notwithstanding the exercise of the Right of Pre-emption by one or more of the other shareholders, a bid by the third party is still pending for an interest equal to at least the Relevant Stake, the shareholder (or shareholders) who did not exercise the Right of Pre-emption (hereinafter the “Non-Opting Shareholder”) shall have the right to transfer to the potential third-party purchaser its own shares (the “Right of Co-Sale” or “Tag-Along Right”) at the same terms and conditions offered to the Relevant Shareholder pursuant to this Article 8. If the transfer by the Relevant Shareholder does not constitute the entire stake held by it, but rather is only part of the Shares held by the Relevant Shareholder, the Non-Opting Shareholder shall be entitled to a Tag-Along right in the same proportion as the number of Shares to be transferred and the total Shares held by the Significant Shareholder.

8.2 If the Non-Opting Shareholder intends to exercise the Tag-Along Right, it must, under penalty of forfeiture, send written communication the Relevant Shareholder – with a copy to the Company – by the means and under the terms provided for the exercise of the Right of Pre-emption in the foregoing Article 7. Once the express request has been made by the Non-Opting Shareholder to exercise the Tag-Along Right (hereinafter the “Proposal of Sale”), the aforesaid Non-Opting Shareholder shall be obliged to sell all, or the different percentage established above, of his own Shares, free from any restriction, encumbrance or third-party right, to the potential third-party purchaser, in accordance with the following procedure;

(i) The Relevant Shareholder must, as a condition for the efficacy of the transfer of its own Shares, procure that the potential third-party purchaser (a) accepts unconditionally the Proposal of Sale mentioned in this paragraph 8.2, having as its object the sale of all (or the different percentage established above) the Shares owned by each Non-Opting Shareholder who made the Proposal of Sale, without the potential third-party purchaser being able to require with regard thereto any representation and/or warranty, with the exception of the warranties pertaining to (ai) the good title to the Shares owned by the Non-Opting Shareholder and the capacity to freely dispose of them, and (aii) the fact that the shares are free from any restriction, encumbrance or third-party right; and (b) acquires all (or the different percentage established above) the Shares owned by the Non-Opting Shareholder who made the Proposal of Sale;

(ii) The transfer of the Shares by the Relevant Shareholder and the other Non-Opting Shareholders must occur at the same time, with concurrent payment of the price within, and not later than, 15 days of the date of receipt of the Proposal of Sale by the Relevant Shareholder;

(iii) If no shareholder has exercised the Right of Pre-emption pursuant to Article 7 nor the Tag-Along right pursuant to this article, the Relevant Shareholder may transfer the shares owned by it to a potential third-party purchaser on condition that (a) the transfer occurs under the same conditions indicated in its communication to the other shareholders, including the same price and (b) the transfer shall occur within 15 days of the expiry of the different exercise period mentioned in Article 7 above; it is understood that the aforesaid term shall be reasonably extended, as provided below, if the transfer of the shares is subject to obligations of communication in advance or authorization by an authority; it is understood that the aforesaid term of 15 days be considered respected if within the appropriate deadline the Relevant Shareholder has perfected with the potential third-party purchaser a purchase and sale contract with deferred efficacy (but not more than 6 months) or conditional exclusively upon the obtaining of the authorizations required by law or regulations (provided that such agreement terminates if such authorisation is not obtained within the six months subsequent to the date such sale purchase agreement is perfected), at a price per Share and, in general, on terms and conditions equivalent to those indicated by the potential third party purchaser in its own bid. If the transfer to the potential third party purchaser has not taken place in conformity with what is indicated in this paragraph and in the terms provided here, the Relevant Shareholder shall not be able to transfer its Shares except in accordance with the procedures discussed in Articles 7 and 8 and the transfer shall be invalid and unenforceable against the Company.

Article 9

(Bonds and Financing)

9.1 The Company may issue convertible and non-convertible bonds, the Company may accept loans from its shareholders, interest or interest-free, with or without a reimbursement obligation, in compliance with the applicable laws and regulations and the By-Laws.

SECTION III

SHAREHOLDERS’ MEETING

Article 10

(Ordinary Shareholders’ Meeting’s Activities)

10.1 The ordinary shareholders’ meeting shall decide upon matters reserved to it by law. Furthermore, the ordinary shareholders’ meeting authorises, within the meaning of article 2364 (1)(5) of the Italian Civil Code, subject to the responsibilities of the Board of Directors, (i) with the majority provided in the following article 12(3)(1), the carrying out by the Company of the activities discussed in article 3.1(b) and (ii) acceptance by the Company of any tender offers regarding shareholdings in TI provided that in such a case the efficacy of the authorization resolved by the meeting is subject to the condition precedent of the failed exercise of the Redemption discussed in the following Article 28.2 potentially carried out – with respect to the prerequisites and procedure discussed in the following Article 28.2 – by the shareholders authorised to do so, provided that if the said Redemption is exercised, the aforesaid resolution of the meeting is intended to be definitively revoked at the moment of the transfer of the Shares subject to Redemption and the TI shares directly or indirectly held by the Company shall be rendered unavailable within the meaning of the following Article 28.2(iii).

Article 11

(Convocation)

11.1 The shareholders’ meeting may also be convened in a place other the registered office, provided that it is held in Milan.

11.2 The meeting may be convened, subject to resolution of the Board of Directors, by the Chairman of the Board of Directors at least eight days prior to the date fixed for the meeting by:

(i) a letter or telegram sent to all the shareholders entered in the shareholders’ register, to the directors and statutory auditors by postal service or an equivalent; with notice of receipt; or, in the alternative,

(ii) a fax or e-mail message sent and received by all the persons indicated above, who must, within the date established for the meeting, confirm in writing, also using the same means, receipt of the notice, specifying the date of receipt whenever the delivery means used do not provide for notification – even electronic – of receipt by the addressee.

11.3 In the notice of convocation a second meeting may be set for another day, if the preceding meeting was not legally constituted.

11.4 In the absence of formal convocation, the meeting is regularly constituted when the entire voting share capital of the Company is represented and the majority of the members of the Board of Directors and of the members of the Board of Statutory Auditors are in attendance; in that case, each of the participants may object to the discussion of issues for which it does not deem to be sufficiently informed.

11.5 Except as provided by the last paragraph of article 2367 of the Italian Civil Code, the Board of Directors must convene the Meeting without delay when a request is made by shareholders representing at least one tenth of the share capital of the Company and the issues to be discussed are set out in the request.

11.6 The ordinary shareholders’ meeting must be convened by the Board of Directors at least once a year, within one hundred and twenty days of the close of the Company’s fiscal year; the Meeting may be convened within one hundred and eighty days of the close of the Company’s fiscal year should the Company be required to prepare consolidated financial statements or if specific requirements in connection with the organisation structure and purpose of the Company require.

Article 12

(Resolutions)

12.1 Without prejudice to the provisions of Paragraph 12.3 below, the Ordinary Shareholders’ Meeting – in first call – is regularly constituted with the participation of shareholders representing at least half of the voting share capital and—in second call—is regularly constituted with the participation of shareholders representing at least one fifth of the voting share capital, except for the approval of the financial statements and the appointment and removal of corporate officers, for which it is regularly constituted whatever the portion of the share capital is represented.

12.2 Without prejudice to the provisions of Paragraph 12.3 below, the Ordinary Shareholders’ Meeting – in first and second convocation – resolves with the vote of the absolute majority of the capital present.

12.3 The Meeting convened to resolve on the authorization of activities or operations in pursuit of the corporate purposes indicated in Article 3, paragraph 3.1(b) of the By-laws is validly constituted and decides by the vote of such shareholders as represent at least 95% of the voting share capital.

The ordinary Meeting convened to resolve on the distribution of dividends is validly constituted and decides by the vote of shareholders representing at least 65% of the voting share capital, provided that if one or more shareholders who, alone or in the aggregate, represent more than 30% of the Company’s voting share capital, should be absent or abstain from the resolution of the meeting, such resolution may be adopted by the vote of shareholders representing at least an absolute majority of the voting share capital.

12.4 The Extraordinary Shareholders’ Meeting – in first and second call – is regularly constituted and resolves (i) with the vote of shareholders representing at least 75% of the voting share capital regarding (x) resolutions to increase share capital with the exclusion of option rights pursuant to article 2441(4) and (5) of the Italian Civil Code, (y) mergers and de-mergers which involve a dilution of the interest held by shareholders of the Company, except in accordance with Article 18.2(i) below; and (z) amendments to Articles 12, 15, 18 and 22 of these By-Laws; and (ii) for the remaining resolutions with the vote of shareholders representing at least 65% of the voting share capital (with the exception of resolutions under articles 2446 and 2447 of the Italian Civil Code, which are decided by the applicable majorities), provided that, in the event of letters (i) and (ii) above, if one or more shareholders who, alone or in the aggregate, hold an interest in the company that exceeds 30% of the voting share capital should abstain or be absent from such a shareholders’ meeting resolution, the resolution may be adopted by a vote of shareholders representing at least an absolute majority of the voting share capital.

If the quorums to validly convene and resolve upon business set out in the first paragraph of this Article 12.4 are not met, the extraordinary shareholders’ meeting may be re-convened to resolve upon the same matters provided at least 30 days from the previous convocation have lapsed. In this event, the shareholders’ meeting in first and in second convocation is duly convened and resolves with the favourable votes of shareholders representing the absolute majority of the voting share capital.

Article 13

(Right of participation and vote)

13.1 Participation in the shareholders’ meeting is allowed to those shareholders having the right to vote or the financial instruments giving the right to vote on at least one of the itmes on the agenda as well as to those individuals who have been granted the right of participation either by law or by virtue of these by-laws. Each share carries one vote. The Company ensures the provision of translation services for shareholders who do not speak Italian.

13.2 For participation in the shareholders’ meeting, it is not necessary to have previously lodged (i) shares or the relative certificates thereof, and (ii) financial instruments incorporated in securities or documented by certificates.

13.3 The shareholders’ meeting can also be held in a number of places, either contiguous or far from each other, connected by audio and/or video, as long as the collegial method is used, principles of good faith are upheld, and all shareholders are treated equally. In particular, it is necessary that:

(i) the chairman of the shareholders’ meeting and the person taking record of the shareholders’ meeting be in the same place; they will write up and sign the minutes and for the purposes of record the meeting will be considered as having taken place at that location;

(ii) the chairman of the shareholders’ meeting be allowed, including through the office of the chairman, to verify the identity and legitimacy of the participants, control the meeting process, verify and announce the results of voting;

(iii) the person taking down the minutes be allowed to properly observe the shareholders’ meeting events he or she is required to record;

(iv) the participants be allowed to take part in the discussion and simultaneously vote on the items on the agenda, as well as view, receive and transmit documents;

(v) the audio and/or video locations to which the Company is responsible for allowing the participants to connect to be indicated in the notice to call the shareholders’ meeting.

Article 14

(Chairman and secretary)

14.1 The shareholders’ meeting shall be chaired by the Chairman of the Board of Directors or by a person elected with the majority vote of those present.

14.2 The shareholders’ meeting shall appoint a secretary, who does not have to be a shareholder, and if needed also one or more vote counters, who do not have to be shareholders. The attendance of the secretary is not necessary if the minutes are recorded by a notary.

SECTION IV

GOVERNANCE

Article 15

(Appointment of the Board of Directors)

15.1 The Company is governed by a board of directors comprised of 10 directors.

15.2 The appointment of the board of directors shall take place on the basis of the lists submitted by shareholders holding Class A Shares and Class B Shares in accordance with the following paragraphs describing this process whereby the candidates shall be listed using a sequential numbering scheme.

Holders of Class A Shares who, either individually or collectively with other holders of Class A Shares represent a participation equal to at least 20% of the Company’s share capital may submit or concur in the presentation of a list. Holders of Class B Shares who, individually or collectively with other holders of Class B Shares hold a participation equal to at least 20% of the Company share capital may submit or concur in the presentation of a list.

The lists submitted by the shareholder must be submitted to the Company’s registered office at least five days before the date set for the shareholders’ meeting at first call and each of them must contain the number of candidates equal to the maximum number of board members to be elected.

Included with each list, and within the deadlines indicated above, there must be declarations with which the individual candidates irrevocably accept their candidature and attest, under their own responsibility, that there are no conditions of ineligibility or incompatibility, and that they do in fact possess the requirements set out for the respective positions.

Shareholders can submit or concur with a submission, and vote on a single list.

Holders of Class A Shares may only vote for a list presented by one or more holders of Class A Shares. The holders of Class B Shares may only vote for a list presented by one or more holders of Class B Shares.

15.3 If, on the date of the shareholders’ meeting to vote upon the election of the directors, the Class A Shares represent in the aggregate the absolute majority of the voting share capital, the following procedure is to be followed to appoint the Directors:

(a) from any list submitted by holders of Class B Shares, 4 directors names will be taken. The first director appointed shall be appointed Deputy Chairman;

(b) the remaining board members to be elected will be taken from the list submitted by holders of the Class A Shares. The first director appointed shall be appointed Chairman.

However, if on the date of the shareholders’ meeting to resolve upon the appointment of the directors, the aggregate Class B Shares represent an absolute majority of the voting share capital of the Company, the following procedure is to be followed to appoint the Directors:

(x) from any list submitted by the A Shareholders, 5 directors names will be taken; the first Director appointed shall be appointed Chairman;

(y) the names of the remaining Directors to be appointed shall be taken from the list submitted by the holders of Class B Shares. The first Director appointed shall be appointed Deputy Chairman.

15.4 If, on the date of the shareholders’ meeting to resolve upon the appointment of the directors, the aggregate Class B Shares represent an interest of less than 30% and in excess of 20% of the voting share capital, 2 directors names shall be taken from the list submitted by the holders of Class B Shares, while the other names shall be taken from the list submitted by the holders of Class A Shares. If, on the date of the shareholders’ meeting to resolve upon the appointment of the directors, the aggregate Class A Shares represent an interest of less than 30% and in excess of 20% of the voting share capital, 2 directors names will be taken from the list submitted by the holders of Class A Shares while the other names will be taken from the list submitted by the holders of Class B Shares.

15.5 If a single list has been submitted, the board members who appear on that list will be elected.

In the event that no list is submitted, the appointment of the board members will not be carried out with the list vote system indicated above but rather by a resolution of the shareholders’ meeting taken with the quorums required by the law.

15.6 If in the course of a financial year a director has ceased his or her position, he or she shall be replaced by the first non-elected candidate on the same list as that of the ceased director, or if such non-elected candidate cannot serve, then the non-elected person immediately below him or her on that same list will serve as the replacement director. If it is not possible for any reason to replace the missing board member with any of the non-elected candidates from that same list, then the provisions of law shall be followed.

If in the course of a financial year the majority of the members of the board of directors cease their office, then the remaining board members shall resign, with such resignation becoming effective from the moment the Board is reconstituted by nomination of the shareholder’s meeting.

A shareholders’ meeting shall be called immediately by remaining board members, for the purposes of appointing the new board of directors.

Should all board members resign or cease to hold their position for any reason, the shareholders’ meeting for the purposes to appoint the new board of directors, shall be called immediately by the Board of Statutory Auditors, which shall perform the ordinary administrative activity in the meantime.

Article 16

(General provisions)

16.1 The administration of the Company may also be entrusted to non-shareholders.

16.2 The directors shall hold their positions for a term established by their deed of appointment and therefore for a period not to exceed three financial years. This term shall expire on the date of the shareholder meetings’ called to approve the financial statements for the last financial period of their term.

16.3 As long as the limitations and restrictions of a regulatory nature applicable in Brazil continue to remain in force and applicable, in compliance with the principles underlying article 2391 of the Italian Civil Code, no director elected from the list submitted by the holders of Class B shares will be able to participate to discussions of, and consequently neither to vote on, any matter on the agenda for the meetings of the board of directors – or of any internal committee – that concern the activities carried out or to be carried out in the Brazilian telecom market by companies that are directly or indirectly controlled by Telecom Italia S.p.A.

16.4 As long as the limitations and restrictions taken vis-à-vis the Argentine authorities remain effective, in compliance with the principles underlying article 2391 of the Italian Civil Code, the directors elected from the list submitted by the holders of Class B shares and the managers appointed upon request of the holders of Class B Shares will not be able to participate in discussions on the Activities in the Argentine Market performed or to be performed by Telecom Italia S.p.A., Telecom Italia International N.V. or by companies directly or indirectly controlled by Telecom Italia S.p.A. or Telecom Italia Internationl N.V. carrying out any of the Activities in the Argentine Market, including Sofora Telecomunicaciones SA, Nortel Inversora SA., Telecom Argentina SA and Telecom Personal SA, and consequently neither to vote on or to veto any of any matter on the agenda for the meetings of the board of directors – or of any internal committee or similar corporate body – that concern the activities as indicated above.

For the purposes of this Article 16.4 and as long as the limitations and restrictions vis-à-vis the Argentine authorities remain effective, prior to any meeting of the Board of Directors of the Company, covering among other things the matters relating to the Activities in the Argentine Market, the chairman of the board of directors, as well as any other person involved in the preparation of agendas, will have to prepare two agendas as follows: (i) an agenda for the meeting in which the directors from a list submitted by the holders of Class B shares are entitled to participate, and (ii) another agenda for the meeting in which the directors from a list submitted by the holders of Class B Shares are not allowed to participate. The meetings in which directors from a list submitted by the holders of Class B Shares are not permitted to participate shall relate to matters covering the Activities in the Argentine Market of Telecom Italia S.p.A. and the companies directly or indirectly controlled by Telecom Italia S.p.A. performing Activities in the Argentine Market.

Article 17

(Chairman of the board of directors)

17.1 The board of directors elects from among its members – where the shareholders’ meeting has not already done so – a chairman and one or more deputy chairmen in accordance with these By-Laws, establishing therein their powers, without prejudice to the powers provided for by law.

17.2 The board of directors can further appoint a secretary, temporarily or permanently, who does not have to be a member of the board of directors.

Article 18

(Powers of the board of directors and representation)

18.1 The board of directors is vested with the broadest powers for ordinary and extraordinary management of the Company, without exception of any sort, and shall carry out all functions not reserved—by law or these by-laws—to the competence, including of an authoritative nature, of the shareholders’ meeting.

18.2 The board of directors shall be exclusively responsible for making decisions on the following:

(i) mergers by incorporation of companies in which the Company holds at least ninety percent of the shares or quotas, merger by incorporation of the Company into another company which already holds at least ninety percent of the Company’s shares, as well as a de-merger of the Company within the meaning of article 2506 – ter of the Italian Civil Code;

(ii) transactions for the acquisition or transfer of, or creation of an encumbrance over, the Company’s direct or indirect shareholdings, in any manner held whatsoever, in Olimpia S.p.A. (“O”) or in TI (or other rights pertaining to the shares of O or TI including by way of example, voting rights), with the exception of shareholdings transferred to adhere to tender offers mandatory by law or regulation which take place once the authorization of the ordinary shareholders’ meeting has been given;

(iii) investments in companies other than investments in O and in TI;

(iv) decisions regarding fixed-capital investment or in any case related to the financial structure of the Company having a value in excess of Euro 75 million;

(v) determination of the vote to be cast at the shareholders’ meetings of O and of TI;

(vi) approval or modification of the Company’s budget;

(vii) reduction of share capital in the event of a shareholder’s withdrawal;

(viii) the by-laws’ compliance with legislative provisions;

(ix) the setup, transfer or dissolution of branch offices;

(x) any other power exclusively within the powers of the Board of Directors.

The resolutions regarding the matters mentioned above in (ii) to (vi) are approved by way of the vote of at least seven sitting board members (the “Consolidated Quorum”). As a partial exception to the above, if resolutions of board members require a Consolidated Quorum, and three or more board members have abstained or are absent, these resolutions shall be taken with a vote of the simple majority of the board members holding office.

Subject to the above, in the event that the Consolidated Quorum is not achieved for the resolutions relating to the matters at points (ii) and (v), the Board of Directors may be re-convened to resolve upon the same business. In this event, the Board of Directors resolves with a vote of the simple majority of the Directors holding office.

18.3 The following persons shall represent the Company, including in legal proceedings (including therein the ability to file lawsuits and initiate legal actions – also including before the Supreme Court—and to appoint to that end attorneys-at-law, and litigation attorneys):

(i)	the chairman of the board of directors;

(ii)	the deputy chairman;

(iii)	anyone not a member of the board of directors, designated thereby, within the scope of and in the exercise of the powers granted to them.

Article 19

(Meetings of the board of directors)

19.1 The board of directors can also meet in a place other than the registered office of the Company, provided that it meets only in Milan, any time that the chairman of the board of directors, or whoever is standing in for him, deems it suitable and/or necessary or when he is asked to do so by at least one of the directors or by the Board of Statutory Auditors and at least once every three months.

19.2 The board of directors is convened by the chairman of the board of directors or by whomsoever is standing for him, at least five days—or in case of urgency, two business days – before the date set for the meeting, via registered letter, hand-delivered letter, telegram or fax, sent to all directors and statutory auditors at the addresses indicated in the company books; the date, place and time of the meeting, list of items on the agenda and possible details relating to the audio and/or videoconferencing connections should be included in the notice of call.

19.3 In the absence of a formal call, the board of directors shall be considered as having been validly constituted if all sitting board members and regular statutory auditors are participating therein.

19.4 At the request of any Director, meetings of the board of directors can also take place in a number of places, either together or distant from each other, connected by audio and/or video, as long as:

(i) the chairman of the meeting and the person taking record of the meeting are in the same place; they will write up and sign the minutes and for the purposes of record, the meeting will be considered as having taken place at that location;

(ii) the chairman of the meeting is allowed to verify the identity of the participants, control the meeting process, oversee and announce the results of voting;

(iii) the person taking down the minutes is allowed to properly observe the events of the meeting he or she is tasked with recording;

(iv) the participants are allowed to take part in the discussion and simultaneously vote on the items on the agenda, as well as look at, receive and transmit documents.

The Company ensures the provision of translation services for directors’ to take part in meetings and the translation of documents which are to be resolved upon by the Board, which should be included with the notice of call.

19.5 Without prejudice to the provisions of Article 18.2 above, the resolutions of the board of directors shall be considered as having been validly made with the majorities provided by law.

19.6 Meetings of the board of directors are chaired by the chairman of the board of directors or by the board member appointed by the participants.

19.7 Resolutions of the board of directors must be recorded in the minutes signed by the chairman of the meeting and by the individual who recorded them and must be transcribed into the book of minutes of the meetings of the Board of Directors.

Article 20

(General managers and attorneys)

20.1 The board of directors may appoint, replace and remove one or more general managers, deciding on their functions, assignments and powers.

20.2 The board of directors may also appoint, replace and remove agents, attorneys and representatives – in general – for particular acts or categories of acts; the same can be done by any director vested with the power of representation, within the limits of the relative assigned powers.

Article 21

(Compensation of directors)

21.1 Compensation for directors shall be determined in accordance with article 2389 of the Italian Civil Code.

21.2 The shareholders’ meeting may determine a total amount for compensation of all the directors, including those vested with particular responsibilities.

21.3 In any case, the directors must be reimbursed for expenses incurred in the performance of their duties in office.

SECTION V

BOARD OF STATUTORY AUDITORS AND ACCOUNTING CONTROL

Article 22

(Board of Statutory Auditors)

22.1 The Board of Statutory Auditors is composed of three regular auditors and two alternate auditors.

Appointment of the Board of Statutory Auditors shall be done on the basis of lists submitted by shareholders. Holders of Class A Shares can submit or concur to submit a single list. Holders of Class B Shares can submit or concur to submit a single list.

The lists submitted by the shareholders must be submitted to the Company’s registered office at least five days before the date set for the first-call of the shareholders’ meeting.

Included with each list there must be declarations with which the individual candidates irrevocably accept their candidature and attest under, their own responsibility, that there are no conditions of ineligibility or incompatibility, and that they do in fact possess the requirements set out for the respective positions by law and by the By-laws.

The lists shall be divided into two sections: one for candidates for the position of regular statutory auditor and the other for candidates for the position of alternate auditor.

Anyone with the right to vote can vote on a single list.

The following procedure is to be followed in the election of the members of the Board of Statutory Auditors:

(a) from the list that may have been submitted by holders of Class B Shares shall be chosen, per the sequential order in which they appear on this list, one alternate auditor and one regular auditor, who will serve as the Chairman of the Board of Statutory Auditors.

(b) the remaining board members to be elected will be taken from the list submitted by holders of Class A Shares.

22.2 If no lists are submitted, the Board of Statutory Auditors is appointed in accordance with the law.

22.3 The regular statutory auditors will be compensated on the basis of professional tariffs, where such compensation has not been determined by the shareholders’ meeting.

22.4 Meetings of the board of statutory auditors may also be held using electronic methods in compliance with the rules set forth under Article 19.4 above.

Article 23

(Accounting control)

23.1 As long as the Company is not required to prepare consolidated financial statements, the accounting control is exercised by the Board of Statutory Auditors, entirely formed by accountants registered under the national register kept by the Ministry of Justice; pursuant to a resolution of the ordinary shareholders’ meeting, and in any case in accordance with Law, accounting control may, however, be conferred on an accounting auditor or an auditing company registered with the national register kept by the Ministry of Justice.

SECTION VI

FINANCIAL STATEMENTS AND PROFITS

Article 24

(Company fiscal year)

24.1 The Company’s fiscal year ends on 30 April of each year.

Article 25

(Financial statements)

25.1 At the end of each of the Company’s fiscal year, the board of directors shall draw up the financial statements in accordance with the law.

Article 26

(Profits)

26.1 The net profits resulting from the financial statements, minus an amount not less than 5% (five percent) to be allocated to the legal reserve, up to the limit allowed by law, shall be distributed among the shareholders in a proportion corresponding to the number of shares held by each shareholders, unless the shareholders’ meeting decides on special allocations to extraordinary reserves or some other purpose or decides to carry the profits over—in whole or in part—to the next fiscal year.

26.2 If the Company’s financial statements have been subjected by law to auditing by an auditing company registered with the related professional register, the distribution of accounts of dividends pursuant to article 2433-bis of the Italian Civil Code is allowed.

SECTION VII

DISSOLUTION

Article 27

(Dissolution)

27.1 The Company shall be dissolved for the reasons established by law.

27.2 In the event the Company is dissolved, the procedure to be followed shall be that set out in articles 2484 and subsequent of the Italian Civil Code.

SECTION VIII

RULES FOR REDEMPTION

Article 28

(Methods for exercising the right of redemption)

28.1 Any Company Share (either Class A, or Class B or Class C) can be redeemed pursuant to and for the effects of article 2437-sexies of the Italian Civil Code, if the prerequisites set out in this article have been satisfied.

28.2 If the ordinary shareholders’ meeting has authorised pursuant to Article 10.1 (ii), to adhere to public tender offers to acquire the shareholdings directly or indirectly held by the Company in TI, any shareholder (or shareholders) who have caused to set down in writing their dissent thereto at this shareholders’ meeting (hereafter, the “Dissenting Shareholder”) shall have the option of redeeming all – and not just part – of the Company Shares (hereafter, the “Redemption”) held by the other shareholders, in accordance with the following procedure:

(i) The Dissenting Shareholder who wishes to exercise the Redemption must give written notice thereof (the “Notice”) via registered letter with return receipt to all the other shareholders and to the Chairman of the Board of Directors within 5 working days after the date of the shareholders’ meeting which authorized the transaction above, indicating, in this notice, the Redemption price, established in accordance with point (iv) below;

(ii) in the event that there are more Dissenting Shareholders, they shall have the right to buy the Shares which are the object of the Redemption in proportion to their stake in the Company’s share capital;

(iii) at the date of the Ordinary Shareholders’ Meeting which authorised the above-mentioned transaction, the TI shares directly or indirectly held by the Company will be made unavailable by depositing them in an escrow account held by the Company or by a company controlled by it, which owns a direct stake in TI, with a fiduciary company that has received binding and irrevocable instructions, in accordance with the provisions of this clause, and with the necessary powers to proceed to execute the transfer and endorsement of the shares in favour of the Dissenting Shareholder;

(iv) the Redemption price for each Share of the Company shall be the adjusted shareholders’ equity of the Company divided by the total number of shares of the Company. The adjusted shareholders’ equity of the Company is established taking into consideration the greater of (i) the consideration offered for the TI shares subject to the tender offer, and (ii) the price of the shares held in TI based on the arithmetic average of the official stock exchange prices within 30 days preceding the date of the Notice pursuant to this Article 28.2(i);

(v) in case of dispute, on the part of one or more shareholders, as to the price of Redemption within 10 days after receipt of the notification mentioned in number (i) above, the determination thereof shall be handed over to an expert appointed, upon request of the most diligent shareholder, by the President of the Court of Milan. The expert must adhere to the criteria stated in the preceding number (iv) above and must determine the Redemption price within 20 working days after the appointment;

(vi) the transfer of the shares and the payment of the Redemption price shall take place: (x) within 15 working days following the Notice or (y) if the transaction is subject to authorisation pursuant to the law or by contract, within 15 working days following the authorisation or (z) in case of any dispute, within 15 working days from the final determination of the Redemption price. It being understood that the transfer of the Shares subject to Redemption shall take effect on the date of the notice to the Company of the deposit of the Redemption price, as specified in the Notice in the absence of any dispute, or as determined by the expert appointed pursuant to point (v) above, to banks appointed by the selling Shareholders, and the Company will make the consequent annotations in the shareholders’ register.

SECTION IX

TRANSITIONAL PROVISIONS

Should the A Promoting Members (as defined above) no longer hold an aggregate total of at least 35% of the share capital, Article 7.2(ii) above shall be replaced with the following:

“(ii) if, following completion of the procedure at point (i) above, there are still Remaining Class A Shares, these Remaining Class A Shares shall be offered without delay to the holders of Class B Shares by notice to be given in accordance with point (i) above of this Article 7.2. The Remaining Class A Shares purchased by the holders of Class B Shares shall be divided among the holders of Class B Shares who exercised the pre-emption right, in proportion to the number of Class B Shares held by each of them and provided that the Right of Increase provided at Paragraph 7.2(i) above is applied mutatis mutandis, subject to the automatic conversion of the aforesaid Class A Shares subject to pre-emption at the conversion rate of one newly-issued Class B Share (having the same characteristics as the Class B Shares in circulation) for each Class A Share subject to pre-emption. The exercise of the Right of Pre-emption by the holders of Class B Shares, if exercised in accordance with this Article 7.2 (ii), must be carried out within 30 days of the receipt of the notice of a pre-emption right offer, by means of an appropriate written notice to the Chairman of the Board of Directors and the Shareholder Transferring Class A Shares, specifying the number of shares requested to be purchased. The conversion of Class A Shares to Class B Shares takes effect on the date of Board of Directors’ resolution of approval (which for this purpose must be convened within 5 days of the expiry of the exercise period of the Right of Pre-emption specified in the present Article 7.2 (ii)), subject to the condition precedent of the non-occurrence of the events at Paragraph 7.2 (iv) below, following which, all the necessary formalities for the issue of Class B Shares and up-date the By-Laws as required shall be fulfilled.”.